SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2005
RADIOSHACK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-5571 (Commission File Number)	75-1047710 (I.R.S. Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas 76102 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 415-3011
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
     On August 8, 2005, RadioShack Corporation (the “Company”) announced that it entered into an Overnight Share Repurchase Agreement, dated August 5, 2005 (the “Agreement”), with Bank of America N.A. (“Bank of America”), in which the Company purchased 20 million shares of its common stock from Bank of America under an overnight share repurchase program (“OSR”). A copy of the Agreement is attached as Exhibit 10.1. The descriptions contained herein of the transactions contemplated by the Agreement are not complete and are qualified in their entirety by reference to the Agreement which is incorporated herein by reference. A copy of the press release announcing the Agreement is attached to this report as Exhibit 99.1.
     The initial share price was $25.01, resulting in a payment by the Company of $500.2 million, excluding the purchase price adjustment and the cost of the cap described below. The Company funded this payment from available cash on hand and short-term borrowings in the commercial paper market.
     The Agreement allowed the Company to purchase the shares immediately from Bank of America and provides that Bank of America will repurchase the equivalent number of shares in the coming months. A purchase price adjustment based on the average price of the shares purchased by Bank of America will be made between both parties at the end of the program. The price adjustment payment will be settled, at the Company’s election, in the Company’s common stock or cash. The Company’s obligation under this price adjustment is subject to a cap that effectively limits its exposure should the price of the common stock rise above the cap price during Bank of America’s purchase period. This cap will be applied to 15 million of the 20 million shares repurchased; the cap is equal to approximately 120% of the average price of the common stock over the seven trading days following the execution of the Agreement.
     In addition, the Company entered into a Credit Agreement, dated as of August 5, 2005 (the “Credit Agreement”), among the Company, the lenders party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference. The descriptions contained herein of the Credit Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement. The Credit Agreement provides for an unsecured facility with an aggregate principal amount of up to $350 million, available as (i) a $175 million five-month revolving credit facility (the “Five-Month Revolving Facility”) and (ii) a $175 million 364-day revolving credit facility (the “364-Day Revolving Facility” and, collectively with the Five-Month Revolving Facility, the “Senior Credit Facility”). The Credit Agreement is available primarily as a backup for the Company’s commercial paper borrowings. The Company, however, may also draw on the facility for general corporate purposes.
     The Senior Credit Facility is to be used for working capital, capital expenditures, and other corporate purposes, including stock repurchases and the refinancing of commercial paper, if needed. If utilized, the 364-day Revolving Facility terminates and is due and payable in full 364 days from closing. If utilized, the Five-Month Revolving Facility terminates and is due and payable in full on December 30, 2005.

     At the Company’s option, any loan under the Senior Credit Facility will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin (as defined in the Credit Agreement and ranges from 0.205% to 0.85% for the 364-Day Revolving Facility and from 0.225% to 0.875% for the Five-Month Revolving Facility, depending on the Company’s debt rating), or (ii) the Base Rate (as defined in the Credit Agreement and is a rate equal to the higher of (a) Bank of America’s prime rate and (b) the Federal Funds Rate (as defined in the Agreement) plus 0.50%). The Credit Agreement requires the Company to pay a quarterly fee in arrears at a rate of (x) 0.07% to 0.15% per annum (depending on the Company’s debt rating) for the 364-Day Revolving Facility and (y) 0.05% to 0.125% per annum (depending on the Company’s debt rating) for the Five-Month Revolving Facility, on such Lender’s commitment, whether used or unused. The Credit Agreement also requires the Company to pay a utilization fee on all outstanding loans under the Credit Agreement if the aggregate outstanding loans exceed 50% of the aggregate amount of the Credit Agreement. The amount of the utilization fee ranges from 0.05% to 0.25% (depending on the Company’s debt rating), and is payable quarterly in arrears.
     The Credit Agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, use of proceeds, maintenance of properties and insurance, transactions with affiliates, limitations on liens, mergers and sales of all or substantially all of the Company’s assets, limitations on accounting changes, limitations on changes in the nature of the Company’s business, and maintenance of certain financial ratios.
     The Credit Agreement provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made or confirmed, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, actual or asserted invalidity of any loan documentation, a change of control of the Company, and ERISA defaults resulting in liability of a specified amount. In the event of a default by the Company, the requisite number of Lenders (or the Administrative Agent at their request) may declare all amounts owing under the Credit Agreement immediately due and payable, terminate the Lenders’ commitments to make loans under the Credit Agreement and/or exercise any and all remedies and other rights under the Credit Agreement. For certain defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable.
     Certain of the Lenders (including Bank of America, N.A.), as well as certain of their respective affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.
     The representations, warranties and covenants contained in the Agreement and the Credit Agreement are valid as between the parties as of the date of the Agreement and the Credit Agreement, respectively, and they are not factual information to investors about the Company.

Investors are advised to review the Company’s periodic filings with the SEC and posted on the Company’s website at www.radioshackcorporation.com under the caption “Investor Relations” and then “SEC Filings” for information about the Company’s financial condition.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On August 8, 2005, the Company issued an aggregate of $300 million of commercial paper short-term notes under its commercial paper program. The proceeds of the commercial paper were used to fund a portion of the Company’s purchase of common stock pursuant to the Agreement, as described in Item 1.01 above and incorporated by reference into this Item 2.03. All of the commercial paper is scheduled to mature within one year.
     The commercial paper is unsecured and was issued pursuant to a private placement exemption from federal and state securities laws. The Company’s two existing $300 million five-year credit facilities, with expiration dates of June 2007 and June 2009, respectively, serve as backstops for the outstanding commercial paper. The commercial paper is not redeemable prior to maturity and will not be subject to voluntary prepayment. The commercial paper constitutes a direct financial obligation of the Company.
     In addition, on August 5, 2005 the Company entered into the Credit Agreement, as described in Item 1.01 above and incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.

10.1	Overnight Share Repurchase Agreement, dated August 5, 2005, between RadioShack Corporation and Bank of America, N.A.

10.2	Credit Agreement, dated as of August 5, 2005, among RadioShack Corporation, the Initial Lenders named therein, Bank of America, N.A., as Administrative Agent, and Wells Fargo, National Association, as Syndication Agent.

99.1	Press Release, dated August 8, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 8th day of August, 2005.

RADIOSHACK CORPORATION
/s/ David S. Goldberg
David S. Goldberg
Vice President — Law, Corporate Secretary and Acting General Counsel

EXHIBIT INDEX

Exhibit No.

10.1	Overnight Share Repurchase Agreement, dated August 5, 2005, between RadioShack Corporation and Bank of America, N.A.

10.2	Credit Agreement, dated as of August 5, 2005, among RadioShack Corporation, the Initial Lenders named therein, Bank of America, N.A., as Administrative Agent, and Wells Fargo, National Association, as Syndication Agent.

99.1	Press Release, dated August 8, 2005.

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